FOR IMMEDIATE RELEASE
January 28, 2016

WashingtonFirst Bankshares, Inc. Reports 32% Growth and Record Earnings for 2015
RESTON, VA - WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the "Company"), announced today its consolidated earnings of $3.5 million for the three months ended December 31, 2015, a 38.6 percent increase over the $2.6 million in net income for the three months ended December 31, 2014, and a 12.2 percent increase over the $3.1 million in net income for the prior quarter ended September 30, 2015. Results for the 4th quarter of 2015 included the full impact of the recently-acquired 1st Portfolio mortgage banking and wealth advisory services, as well as growth in our core commercial banking activities.
Shaza L. Andersen, President and CEO of the Company said, "2015 was an exceptional year for WashingtonFirst. Our team successfully executed on our business plan. The company grew to a record $1.7 billion in total assets with $1.3 billion in total loans held for investment and $1.3 billion in total deposits. Asset quality remains strong. In mid-2015, we acted upon our long-term vision to expand and diversify our revenue streams with the successful completion of the acquisition of 1st Portfolio Holding Corporation. We now have leading mortgage banking and wealth platforms as part of our core franchise. Under the leadership of Michael J. Rebibo, we have exceptional talent in our new subsidiary business units. Throughout all of this, we have continued to grow our presence and relationships in the community and are excited about our expansion into Old Town Alexandria, VA, and Potomac, MD, in early 2016. I believe our solid 2015 results and additional capital have set the stage for continued franchise growth and strong financial performance. We continue to share our success with the Company's stockholders by declaring our 9th consecutive quarterly cash dividend and increasing our quarterly dividend to $0.06 per share."
For the three months ended December 31, 2015, net income per basic and diluted common share was $0.33 and $0.32, respectively, compared to $0.31 per basic common share and $0.30 per diluted common share for the same period in 2014. Comparatively, net income per basic and diluted common share was $0.31 and $0.31, respectively, for the three months ended September 30, 2015.
For the twelve months ended December 31, 2015, the Company reported unaudited consolidated net income available to common shareholders of $12.2 million compared to $9.3 million for the same period in 2014, an increase of 31.5 percent. The growth in earnings is primarily the result of continued organic growth and the impact of the acquisition of 1st Portfolio Holding Corporation on July 31, 2015. Earnings for the twelve months ended December 31, 2015 were impacted by $0.4 million in acquisition expenses net of deductible tax benefit in connection with the acquisition of 1st Portfolio.

	For the Year Ended December 31,
	2015	2014	2013
Performance Ratios:
Return on average assets	0.83%	0.75%	0.60%
Return on average shareholders' equity	8.48%	8.36%	6.01%
Return on average common equity	8.88%	9.59%	7.03%
Yield on average interest-earning assets	4.32%	4.51%	4.57%
Rate on average interest-earning liabilities	0.90%	0.83%	0.84%
Net interest spread	3.42%	3.68%	3.73%
Net interest margin	3.68%	3.92%	3.97%
Efficiency ratio	63.99%	66.37%	67.20%
Per Share Data:
Basic earnings per common share	$1.21	$1.14	$0.77
Fully diluted earnings per common share	$1.19	$1.12	$0.76
Weighted average basic shares outstanding	10,089,482	8,104,062	8,000,035
Weighted average diluted shares outstanding	10,268,398	8,292,938	8,102,994

Balance Sheet and Capital
As of December 31, 2015, the Company reported total assets of $1.7 billion, compared to $1.3 billion as of December 31, 2014. Total loans held for investment, net of allowance, increased $240.0 million or 22.7 percent from $1.1 billion as of December 31, 2014 to $1.3 billion as of December 31, 2015. This increase is attributable to organic loan growth from our existing lending team. Over that same period, total deposits increased $247.2 million or 22.8 percent to $1.3 billion. This increase is attributable to core deposit growth.
In October 2015, the Company successfully issued $25.0 million dollars in subordinated notes. Proceeds were used to redeem the remaining $8.9 million dollars of SBLF funding and repay $2.5 million of existing, higher coupon subordinated notes.
Total shareholders’ equity increased $44.1 million from $134.5 million to $178.6 million. Several factors contributed to this increase. In July 2015, the Company issued $15.6 million worth of common stock in connection with the acquisition of 1st Portfolio Holding Corporation. In December 2015, the Company issued $33.1 million in new common stock. Net income added $12.2 million, and the exercise of stock options generated $0.6 million. These increases were partially offset by the Company's redemption of $13.3 million of its outstanding SBLF preferred stock and the payment of $1.9 million in cash dividends during the twelve months ending December 31, 2015.
The capital ratios below for December 31, 2015 reflect Basel III guidelines. The Company remains "well-capitalized" under the new guidelines. In accordance with Basel III, the Company has elected to opt out of including other comprehensive income (loss) in the calculation of regulatory capital.

	As of December 31,
	2015	2014
Capital Ratios:
Total risk-based capital ratio	14.80%	13.20%
Tier 1 risk-based capital ratio	12.18%	12.14%
Common equity tier 1 risk-based capital ratio	11.62%	*
Tier 1 leverage ratio	10.67%	10.23%
Tangible common equity to tangible assets	9.92%	8.60%
Per Share Capital Data:
Book value per common share	$14.64	$12.67
Tangible book value per common share	$13.55	$11.95
Common shares outstanding	12,195,823	9,565,637
* Ratio not required until 2015

Asset Quality
Asset quality remains strong. The Company reported a total of $14.5 million in non-performing assets as of December 31, 2015, compared to $11.2 million as of December 31, 2014. The $3.3 million increase is attributable to a $1.5 million increase in non-accrual loans and $2.1 million increase in troubled debt restructurings offset by the disposal of the bank's only other real estate owned property. As a percentage of total assets, non-performing assets increased from 0.84 percent as of December 31, 2014 to 0.86 percent as of December 31, 2015. The Company reported net charge-offs of $0.4 million for the three months ended December 31, 2015, and $0.5 million for the twelve months ended December 31, 2015, compared to net charge-offs of $0.5 million and $2.3 million for the three and twelve months ended December 31, 2014, respectively. Management attributes the low level of net charge-offs to strong internal controls and proactive risk mitigation. Management is diligently placing loans on loan non-accrual status, and believes its allowance for credit losses is adequate to absorb potential credit losses.

	As of December 31,
	2015	2014
	(dollars in thousands)
Non-accrual loans	$10,201	$8,694
90+ days still accruing	28	—
Trouble debt restructurings still accruing	4,269	2,151
Other real estate owned	—	361
Total non-performing assets	$14,498	$11,206

Allowance for loan losses to loans held for investment	0.94%	0.87%
Non-GAAP adjusted allowance for loan losses to loans held for investment	1.30%	1.46%
Allowance for loan losses to non-accrual loans	120.47%	106.48%
Allowance for loan losses to non-performing assets	84.76%	82.61%
Non-performing assets to total assets	0.86%	0.84%
Net charge-offs to average loans held for investment	0.04%	0.24%
In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and certain assets from Millennium Bank, N.A. in March 2014, the Company recorded acquired loans at fair market value which consisted of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the non-GAAP adjusted allowance for loan losses to non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.30 percent as of December 31, 2015 compared to 1.46 percent as of December 31, 2014. Below is a reconciliation of the allowance for loan losses and related ratios to the non-GAAP adjusted allowance for loan losses and related ratios as of December 31, 2015 and December 31, 2014:

	As of December 31,
	2015	2014
	(dollars in thousands)
GAAP allowance for loan losses	$12,289	$9,257
GAAP loans held for investment, at amortized cost	1,308,083	1,065,058

GAAP allowance for loan losses to total loans	0.94%	0.87%

GAAP allowance for loan losses	$12,289	$9,257
Plus: Credit purchase accounting marks	4,721	6,336
Non-GAAP adjusted allowance for loan losses	$17,010	$15,593

GAAP loans held for investment, at amortized cost	$1,308,083	$1,065,058
Plus: Credit purchase accounting marks	4,721	6,336
Non-GAAP loans held for investment, at amortized cost	$1,312,804	$1,071,394

Non-GAAP adjusted allowance for loan losses to total loans	1.30%	1.46%

About The Company
WashingtonFirst Bankshares, Inc., headquartered in Reston, Virginia, is the holding company for WashingtonFirst Bank, which operates 17 full-service banking offices throughout the Washington, DC, metropolitan area. In addition, the Company provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through the Bank's subsidiary, 1st Portfolio Lending Corporation.  The Company's common stock is traded on the NASDAQ Stock Market under the quotation symbol "WFBI" and is included in the ABA NASDAQ Community Bank Index.  For more information about the Company, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.
Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated March 18, 2015 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares, Inc.
Matthew R. Johnson, 703-840-2410
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	As of December 31,
	2015	2014
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,739	$3,396
Federal funds sold	59,014	46,876
Interest bearing deposits	—	12,034
Cash and cash equivalents	62,753	62,306
Investment securities, available-for-sale, at fair value	220,113	166,508
Restricted stocks	6,128	5,225
Loans held for sale, at lower of cost or fair value	36,494	1,068
Loans held for investment:
Loans held for investment, at amortized cost	1,308,083	1,065,058
Allowance for loan losses	(12,289)	(9,257)
Total loans held for investment, net of allowance	1,295,794	1,055,801
Premises and equipment, net	7,374	6,198
Goodwill	11,431	6,240
Identifiable intangibles	1,888	654
Deferred tax asset	12,227	9,586
Accrued interest receivable	4,502	3,852
Other real estate owned	—	361
Bank-owned life insurance	13,521	13,147
Other assets	6,352	4,364
Total Assets	$1,678,577	$1,335,310
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$304,425	$278,051
Interest bearing deposits	1,028,817	808,012
Total deposits	1,333,242	1,086,063
Other borrowings	6,942	8,237
FHLB advances	110,087	86,047
Long-term borrowings	32,884	10,027
Deferred tax liability	4,111	1,920
Accrued interest payable	912	548
Other liabilities	11,804	7,930
Total Liabilities	1,499,982	1,200,772
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 0 and 13,347 shares issued and outstanding, respectively, 1% dividend	—	67
Additional paid-in capital - preferred	—	13,280
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 10,377,981 and 7,747,795 shares issued and outstanding, respectively	103	77
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,817,842 and 1,817,842 shares issued and outstanding, respectively	18	18
Additional paid-in capital - common	160,861	112,887
Accumulated earnings	17,740	7,775
Accumulated other comprehensive income/(loss) related to available-for-sale securities	(127)	434
Total Shareholders' Equity	178,595	134,538
Total Liabilities and Shareholders' Equity	$1,678,577	$1,335,310

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Income
(unaudited)

	For the Year Ended December 31,
	2015	2014	2013
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$59,346	$51,612	$44,267
Interest and dividends on investments:
Taxable	3,257	2,886	2,011
Tax-exempt	74	133	154
Dividends on other equity securities	257	166	89
Interest on Federal funds sold and other short-term investments	249	322	308
Total interest and dividend income	63,183	55,119	46,829
Interest expense:
Interest on deposits	6,431	5,443	4,764
Interest on borrowings	2,780	1,776	1,366
Total interest expense	9,211	7,219	6,130
Net interest income	53,972	47,900	40,699
Provision for loan losses	3,550	3,005	4,755
Net interest income after provision for loan losses	50,422	44,895	35,944
Non-interest income:
Service charges on deposit accounts	434	466	527
Earnings on bank-owned life insurance	374	364	273
Gain on sale of other real estate owned, net	231	76	160
Gain on sale of loans, net	4,645	364	821
Mortgage banking activities	759	—	—
Wealth management income	693	—	—
(Loss)/gain on sale of available-for-sale investment securities, net	10	166	(1,472)
Other operating income	745	562	830
Total non-interest income	7,891	1,998	1,139
Non-interest expense:
Compensation and employee benefits	23,122	18,101	14,036
Premises and equipment	6,327	5,776	5,496
Data processing	3,510	3,129	3,015
Professional fees	1,285	1,395	1,492
Acquisition expenses	545	201	6
Mortgage loan processing expenses	248	—	—
Other operating expenses	4,552	4,514	4,072
Total non-interest expense	39,589	33,116	28,117
Income before provision for income taxes	18,724	13,777	8,966
Provision for income taxes	6,469	4,353	2,627
Net income	12,255	9,424	6,339
Preferred stock dividends	(74)	(161)	(178)
Net income available to common shareholders	$12,181	$9,263	$6,161

Earnings per common share:
Basic earnings per common share	$1.21	$1.14	$0.77
Diluted earnings per common share	$1.19	$1.12	$0.76